Coca-Cola Enterprises, Inc.

2014 Special Retention Award
to Hubert Patricot

32,300 Restricted Stock Units

The terms and conditions applicable to this restricted stock unit award (“RSU Award” or “Award”) made by Coca-Cola Enterprises, Inc. (the “Company”) to Hubert Patricot are described below in this Restricted Stock Unit Award Agreement (the “Agreement”).

These RSUs are granted as a special retention award under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (As Amended February 7, 2012) (the “Plan”), the terms of which are incorporated into this Agreement. All capitalized terms in the Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

1.
RSU Awards. A RSU Award represents an unfunded promise by the Company to deliver shares of Coca-Cola Enterprises, Inc. common stock (“Stock”) and to pay certain amounts to you upon the vesting of all or a portion of the restricted stock units (“RSUs”) credited under your RSU Award. A RSU Award does not entitle you to vote any shares of the Company’s Stock or receive actual dividends. A RSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

2.	Vesting in Your Special RSU Award. This RSU Award will vest on March 3, 2018, provided you are continually employed by the Company or an Affiliated Company through that date.
Notwithstanding the foregoing, your RSU Award will become one-hundred percent (100%) vested in the event of your termination of employment under the following circumstances:

•	Your death or termination due to your Disability;

•	Your involuntary termination without Cause; or

•	Your voluntary termination for Good Reason within two years of a Change in Control of the Company.

3.
Effect of Separation from Service. If you separate from service with the Company or a Affiliated Company on account of any reason other than described in Section 2, above, 100% of the RSU Award will be forfeited.

4. Dividend Equivalents on Your RSU Award. Upon vesting of your RSU Award pursuant to Section 2 above, immediately prior to the distribution of the shares of Stock subject to your vested RSU Award, your RSU account will be credited with dividend equivalent units. The value of these dividend equivalent units will equal the total amount of dividends declared by the Board on a share of the Stock from the Grant Date through the date on which your RSUs vest, multiplied by the number of vested RSUs.

5.
Form and Timing of Payments from Your RSU Account. The Company will distribute a share of Stock to you (electronically or in certificate form) for each RSU that vests under your RSU Award, and it will make a cash payment to you equal to any dividend equivalent units credited to your RSU account. Your RSU account will be distributed to you as soon as practicable following the date your RSUs vest.

6.	Definitions. For purposes of this Award, the following definitions apply:
a. “Affiliated Company” means any subsidiary of the Company. Additionally, solely for purposes of this award, “Affiliated Company” includes The Coca-Cola Company or an employer that is a franchisee of The Coca-Cola Company if, with the approval of your then current employer, you become employed by such company immediately following your voluntary termination of employment.

b. “Cause” shall be as defined in your employment agreement and means (i) action on your part which materially damages or risks materially damaging your or your employer’s reputation; or (ii) your commission of serious misconduct or any serious breach or repeated or continued breach (after your receipt of a warning in writing and your refusal or failure to remedy such breach within a reasonable time) of your obligations under your employment agreement.

c. “Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

d. “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from your primary workplace.

7.
Deemed Acceptance of Award. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing. This deemed acceptance is applicable even if you do not acknowledge acceptance through the electronic process the Company may make available at the time of grant.

8. Acknowledgment of Nature of Plan and RSUs. In accepting the Award, you acknowledge, understand and agree that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.	the RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

c.
all decisions with respect to the RSU Award and future Awards, if any, will be at the sole discretion of the Company and the RSUs are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.
the RSU Award and your participation in the Plan or any policies adopted pursuant to the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, with your employer or any Subsidiary and shall not interfere with the ability of the Company, your employer or any Subsidiary, as applicable, to terminate your employment or service relationship (if any);

e.	your participation in the Plan is voluntary;

f.	the RSU Award and the shares of Stock subject to the RSU Award are not intended to replace any pension rights or compensation;

g.
the RSU Award and the shares of Stock subject to the RSU Award and the income and the value of the same are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

h.	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

i.	if you receive shares of Stock, the value of such shares acquired on vesting of RSUs may increase or decrease in value;

j.
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU Award resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the RSU Award to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Subsidiaries or your employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

k.
for purposes of the RSU Award, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Board/Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence);

l.
the RSU Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and

n.
neither the Company, your employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your employer’s local currency and the United States dollar that may affect the value of the RSU Award or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of Stock acquired upon vesting of the RSU Award.

9.
Tax Obligations. You acknowledge that, regardless of any action taken by the Company or, if different, your employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or your employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or your employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including, but not limited to, the grant, vesting or settlement of the RSU Award, the subsequent sale of any shares of Stock acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the grant date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any Tax-Related Items becoming due with respect to the RSUs, the issuance of shares upon vesting of the RSUs or the receipt of any cash payments, you shall pay, or make adequate arrangements to satisfy all Tax-Related Items. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items from outstanding RSUs, from your wages or other cash compensation payable to you by the Company or your employer or from any cash payment received upon the payment of your RSU Award. In addition, if or to the extent any applicable Tax-Related Items payment or withholding obligation has not been satisfied prior to the Award’s payment date (and if permissible under local law), the Company or your employer shall withhold shares of Stock to satisfy the withholding or payment obligation, provided that the Company or your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. To the extent the Tax-Related Items obligation is satisfied by reducing the number of shares of Stock issued upon vesting of the RSUs, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested RSUs, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. Further, in the event that such share withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, the Tax-Related Items withholding obligation that has not been satisfied prior to the payment of the RSU Award may be satisfied by one or a combination of the following: (A) withholding from proceeds of the sale of shares of Stock acquired upon payment of the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (B) withholding from your wages or other cash compensation payable to you by the Company and/or your employer. In the event that the Company withholds the Tax-Related Items from the proceeds of the sale of shares of Stock acquired upon payment of the RSUs, it may do so using maximum applicable withholding rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. Finally, you agree to pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock to you, if you fail to comply with your obligations in connection with the Tax-Related Items.
Additionally, you agree that if you do not pay or your employer or the Company does not withhold from you the full amount of income tax that you owe due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSU Award (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to your employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by you, and the Company and/or your employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by your employer, by withholding in shares of Stock issuable upon vesting and settlement of the RSUs or from the cash proceeds from the sale of shares of Stock issued upon vesting or by demanding cash or a cheque from you.
Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and income tax is not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting any income tax on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or your employer (as appropriate) for the value of any national insurance contributions due on this additional benefit.

10.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, your employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security/ insurance number or other identification number, salary, nationality, job title, residency status, any shares of Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere (including outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to award you RSUs or other equity awards or administer or maintain such Awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

11.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.
Repayment/Forfeiture. In the event a two-thirds majority of the independent members of the Board, after permitting you to respond on your own behalf, determines that you engaged in fraud or ethical misconduct that resulted in or directly contributed to the restatement of the Company’s financials, the Board may require you to repay some or all of the gains from the vesting of the RSUs under this Award if such vesting occurs in or after the year or years affected by the restatement. Additionally, any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

13.
Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

14.
Language. If you receive this Agreement or any other document related to the Plan translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

15.
Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you of any provision of this Agreement.

16.
Governing Law. The RSU Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

17.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Stock, the Company shall not be required to deliver any Stock issuable upon settlement of the RSU Award prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

18.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU Award and on any shares of Stock acquired under the Plan for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

20.	Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions of this Agreement.

21.
Plan Administration. The Plan is administered by a Committee of the Company’s Board, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this Agreement is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

EXECUTIVE COMPENSATION OFFICE
COCA-COLA ENTERPRISES, INC.
2500 WINDY RIDGE PARKWAY
ATLANTA, GA 30339 USA
(001) 678-260-3000

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933